Exhibit (99)A

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan (651) 293-2809

SCHUMAN TO RETIRE FROM ECOLAB BOARD

Baker will add Chairman title at May 2006 meeting

ST. PAUL, Minn., December 8, 2005:  Allan L. Schuman, Chairman of Ecolab Inc., announced he will retire from the Ecolab board at the company’s May 12, 2006 annual shareholders’ meeting.  The Board of Directors of Ecolab said it plans to elect Douglas M. Baker, currently President and Chief Executive Officer, to the additional post of Chairman at that same meeting. In recognition of Mr. Schuman’s outstanding service to the company, the Board plans to recognize him with the honorary title of Chairman Emeritus upon his retirement.

Commenting on the announcement, Schuman stated, “My longstanding commitment was to set up the right succession plan and ensure the right people were in place to continue our legacy of growth and to successfully manage this company for the future.  I am fully confident this has been achieved with the current management team led by Doug Baker, and supported by our outstanding board of directors.  There is no question in my mind that Ecolab is well-positioned to sustain its growth and develop the tremendous opportunities that lie before it.

“I have been privileged to spend my entire career with Ecolab. I am extremely proud of the great work we have accomplished, and most of all, of the people I have had the privilege of working with during this time.  I will never forget the wonderful men and women who make up the Ecolab family, or the outstanding contributions they make to our customers around the world every day.  They are the greatest asset – and defining strength – of Ecolab. I am honored to have been a part of this remarkable company.”

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Baker said, “I want to begin by thanking Al Schuman for his many contributions to the company during his long and incredible career, his leadership in building the company to its current strength and preeminent global position, and his support for me during the transition the past two years.  I am honored by the board’s confidence, and look forward to further serving Ecolab, our shareholders and all of our dedicated associates worldwide in this expanded leadership role.

“Ecolab is a truly outstanding company, with terrific people, attractive growth markets, innovative products and services, and aggressive plans to develop the exceptional opportunities before us. We have the right strategies, a strong organization and the aggressive drive to continue delivering superior growth well into the future. I am excited by the prospects before us and by the team we have with which to realize them.”

Schuman, 71, joined the company as a junior salesman in 1957.  He rose steadily through management, with increasing roles including Vice President, Institutional National Accounts and Marketing; General Manager, Institutional Division; and President, Ecolab Services Group. He joined Ecolab’s board of directors in 1991, and was elected President and Chief Operating Officer of Ecolab in 1992.  Schuman became Chief Executive Officer in 1995 and was elected to the additional post as Ecolab’s chairman in 2000.  Under his leadership as CEO, the company’s annual sales tripled, earnings per share grew at a 15% compound growth rate, and Ecolab’s market capitalization quintupled.

Schuman also held a number of leadership roles within the industry, serving on the board of directors of the Culinary Institute of America, the Soap and Detergent Association, and the National Association of Manufacturers. He is a past board member of the International Foodservice Manufacturers Association, the International Foodservice Executives Association, the Chain Operators Exchange, the International Sanitary Supply Association and the NRAEF, as well as founding member and past chair of the Capital City Partnership.  Schuman was honored as the 2001 Industrial Chemical CEO of the Year by global research and marketing firm Frost & Sullivan and as the 2002 Hospitality Executive of the Year by the Penn State Hotel and Restaurant Society.  He also received honorary doctorates in business administration from Johnson & Wales and the Culinary Institute of America.  Schuman’s other current board memberships include the Carlson School of Management Board of Overseers, the Guthrie Theater, the Ordway Music Theatre, Tanger Outlet Centers, The Schwan Food Company and the University of Minnesota Medical School.

Baker, 47, joined Ecolab in 1989 as a marketing director in the Institutional Division.  Since then, he has held a series of positions with increasing responsibility, including European Director of Institutional Marketing, Vice President and General Manager of Kay, and Senior Vice President of

the Institutional Sector.  He was Ecolab’s President and Chief Operating Officer from 2002 to 2004, and President and Chief Executive Officer since 2004.  Baker was elected to Ecolab’s Board of Directors in February 2004.

Baker is a member of the Board of Directors for the National Restaurant Association Educational Foundation, which is dedicated to attracting, supporting, guiding, training and teaching future food service industry leaders.  He also serves on the Board of the Minnesota Orchestra.  In 2005, he received recognition from Forbes magazine, as Ecolab was named best managed company in the chemical sector in the Forbes survey of Best Managed Companies in America.

With 2004 sales of $4.2 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

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